Exhibit 99.1

FOR IMMEDIATE RELEASE

Sonic Automotive Completes Private Offering of $75 Million in Senior Subordinated Notes

CHARLOTTE, NC (November 21, 2003) – Sonic Automotive, Inc. (NYSE: SAH) announced today that it completed the previously announced private placement of $75 million of 8  5/8% senior subordinated notes due 2013 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”) and to other eligible purchasers in offshore transactions pursuant to Regulation S under the Act. The notes were issued at 105% of par with an 8  5/8% coupon, to yield 7  9/10%. The net proceeds of the offering were used to repay a portion of indebtedness outstanding under the existing revolving credit facility which may be reborrowed for general corporate purposes, including to fund previously announced acquisitions that are expected to close in 2004.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the senior subordinated notes due 2013 or any other security of the Company. The senior subordinated notes due 2013 that were issued on November 19, 2003 have not been registered under the Act or applicable state securities laws, and were offered to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and other eligible purchasers pursuant to offers and sales that occurred outside the United States within the meaning of Regulation S under the Act. Unless so registered, the senior subordinated notes due 2013 issued may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state securities laws.

Included herein are forward-looking statements, including statements with respect to anticipated acquisitions. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update forward-looking information.

Contact:

E. Lee Wyatt, Chief Financial Officer of Sonic Automotive, Inc., (704) 566-2415.

J. Todd Atenhan, Investor Relations of Sonic Automotive, Inc., (888) 766-4218.

Bill Steers, Media Relations of Sonic Automotive, Inc., (888) 766-4219.